UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

PROVINCE HEALTHCARE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     This filing relates to a planned combination of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005.

     The following is a press release issued by LifePoint Hospitals, on February 9, 2005, with respect to financial results for its fourth quarter and year ended December 31, 2004.

******

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, as amended, and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province Healthcare as promptly as possible. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials as they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC as they become available.

     This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect LifePoint Hospitals, Inc.’s and Province Healthcare Company’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the newly formed combined entity and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see the joint proxy statement/prospectus and LifePoint Hospitals’ and Province Healthcare’s filings with the Securities and Exchange Commission. LifePoint Hospitals and Province Healthcare undertake no duty to update forward-looking statements.

LIFEPOINT HOSPITALS REPORTS
FOURTH QUARTER AND YEAR-END 2004 RESULTS

Brentwood, Tennessee (February 9, 2005) – LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced results for the fourth quarter and year ended December 31, 2004.

     In commenting on the year-end results, Kenneth C. Donahey, chairman, president and chief executive officer of LifePoint Hospitals, said, “The past year has been one of the most productive and fulfilling in our company’s history. In addition to meeting or surpassing our operational and financial objectives, we agreed to merge with Province Healthcare, which transaction we now expect to complete in mid to late March. After visiting the Province hospitals, I am more confident than ever about the significant benefits of this acquisition and our ability to efficiently integrate the Province hospitals into LifePoint. The joining of LifePoint and Province represents a nearly seamless alignment of missions, philosophies, services and cultures. Instead of pursuing this shared mission separately, we will be able to pursue it with even greater strength, greater potential and greater benefit to more than 50 communities throughout the United States. This is an exciting time to be part of our company.”

     For the fourth quarter ended December 31, 2004, revenues from continuing operations were $257.5 million, up 12.4% from $229.2 million for the same period a year ago. Net income for the quarter increased 21.3% to $23.4 million, or $0.59 per diluted share, compared with net income of $19.3 million, or $0.50 per diluted share, for the prior-year period.

     For the year ended December 31, 2004, revenues from continuing operations were $996.9 million, up 13.9% from $875.6 million a year ago. Net income for the year ended December 31, 2004, increased 25.1% to $85.7 million, or $2.17 per diluted share, compared with net income of $68.5 million, or $1.76 per diluted share, for the prior year.

     The consolidated financial results for the fourth quarter ended December 31, 2004, reflect a 4.0% decrease in total admissions from continuing operations and a 1.3% decrease in equivalent admissions from continuing operations compared with the fourth quarter of 2003. On a same-hospital basis, total admissions from continuing operations decreased 6.5% compared with the same period last year, and equivalent admissions from continuing operations decreased 4.9% over the prior-year period. As was consistent throughout the industry, volume indicators were low as a result a light flu season.

     The consolidated financial results for the year ended December 31, 2004, reflect a 3.5% increase in total admissions from continuing operations and a 4.8% increase in equivalent admissions from continuing operations compared with the prior year. On a same-hospital basis, total admissions from continuing operations increased 0.4% compared with 2003, and equivalent admissions from continuing operations increased 0.6% over the prior year.

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LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

     A listen-only simulcast, as well as a 30-day replay, of LifePoint Hospitals’ year-end conference call will be available on line at www.lifepointhospitals.com and www.fulldisclosure.com on February 10, 2005, beginning at 10:00 a.m. Eastern Time.

     LifePoint Hospitals, Inc. currently operates 30 hospitals in non-urban communities. In most cases, the LifePoint Hospitals facility is the only hospital in its community. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 9,900 employees.

******

     Important Legal Information

     In connection with the proposed transaction between LifePoint Hospitals and Province Healthcare, Lakers Holding Corp. has filed with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province Healthcare. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials when they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by Lakers Holding Corp., LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the merger agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the merger agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004, and in the joint proxy statement/prospectus. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the merger agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004, and in the joint proxy statement/prospectus. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC.

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LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

     This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine our future results are beyond our ability to control or predict with accuracy. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect management’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the combined entity following completion of the Province transaction and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors relating to the proposed Province transaction include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. These forward-looking statements are also subject to other risks and uncertainties, including, without limitation, (i) reduction in payments to healthcare providers by government and commercial third-party payors, as well as changes in the manner in which employers provide healthcare coverage to their employees; (ii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures, including those required by our corporate integrity agreement; (iii) our ability to manage healthcare risks, including malpractice litigation, and the lack of state and federal tort reform; (iv) the availability, cost and terms of insurance coverage; (v) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians and other healthcare professionals; (vi) the ability to attract and retain qualified management and personnel; (vii) the geographic concentration of our operations; (viii) our ability to acquire hospitals on favorable terms; (ix) our ability to operate and integrate newly acquired facilities successfully; (x) the availability and terms of capital to fund our business strategy; (xi) changes in our liquidity or indebtedness; (xii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblowers investigations; (xiii) volatility in the market value of our common stock; (xiv) changes in general economic conditions in the markets we serve; (xv) our reliance on information technology systems maintained by HCA Inc.; (xiv) the costs of complying with the Americans With Disabilities Act; and (xvi) those risks and uncertainties described from time to time in our filings with the SEC, including those related to the proposed transaction between LifePoint Hospitals and Province Healthcare. Therefore, our future results may differ materially from those described in this release. We undertake no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

     All references to “Company” and “LifePoint Hospitals” as used throughout this release refer to LifePoint Hospitals, Inc. and its affiliates.

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LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

LIFEPOINT HOSPITALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in millions, except per share amounts

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2004		2003		2004		2003
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Revenues (1)	$257.5	100.0%	$229.2	100.0%	$996.9	100.0%	$875.6	100.0%
Salaries and benefits	102.7	39.9	90.1	39.3	399.4	40.1	352.3	40.2
Supplies	33.7	13.1	30.9	13.5	129.1	12.9	114.2	13.0
Other operating expenses	42.9	16.6	39.3	17.1	166.8	16.7	155.4	17.8
Provision for doubtful accounts	22.2	8.6	20.8	9.1	86.2	8.7	74.1	8.5
Depreciation and amortization	13.6	5.4	11.6	5.1	48.1	4.9	43.1	4.8
Interest expense, net	2.9	1.1	2.9	1.3	12.6	1.3	12.8	1.5
Debt retirement costs	—	—	—	—	1.5	0.1	—	—
ESOP expense	2.3	0.9	2.0	0.8	9.4	0.9	6.9	0.8

	220.3	85.6	197.6	86.2	853.1	85.6	758.8	86.6

Income from continuing operations before minority interests and income taxes	37.2	14.4	31.6	13.8	143.8	14.4	116.8	13.4
Minority interests in earnings of consolidated entities	0.3	0.1	0.2	0.1	1.0	0.1	0.7	0.1

Income from continuing operations before income taxes	36.9	14.3	31.4	13.7	142.8	14.3	116.1	13.3
Provision for income taxes	13.9	5.3	11.7	5.1	56.0	5.6	45.9	5.3

Income from continuing operations	23.0	9.0	19.7	8.6	86.8	8.7	70.2	8.0
Income (loss) from discontinued operations, net of income taxes	0.4	0.1	(0.4)	(0.1)	(1.1)	(0.1)	(1.7)	(0.2)

Net income	$23.4	9.1%	$19.3	8.5%	$85.7	8.6%	$68.5	7.8%

Earnings (loss) per share – basic:
Continuing operations	$0.62		$0.54		$2.34		$1.89
Discontinued operations	0.01		(0.01)		(0.03)		(0.05)

Net income	$0.63		$0.53		$2.31		$1.84

Earnings (loss) per share – diluted:
Continuing operations	$0.58		$0.51		$2.20		$1.80
Discontinued operations	0.01		(0.01)		(0.03)		(0.04)

Net income	$0.59		$0.50		$2.17		$1.76

(1) Revenues for the year ended December 31, 2004 include recognition of approximately $3.2 million of additional revenues during the first quarter of 2004 related to a Medicare disproportionate share designation confirmation by the Centers for Medicare and Medicaid Services. The Company reduced revenues by $3.0 million and $0.2 million during the third and fourth quarters of 2003, respectively, representing the three-year difference in reimbursement from this change in designation.

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LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

LIFEPOINT HOSPITALS, INC.
UNAUDITED EARNINGS (LOSS) PER SHARE CALCULATION
Dollars and shares in millions, except per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Income from continuing operations	$23.0	$19.7	$86.8	$70.2
Add: Interest on convertible notes, net of income taxes	1.8	1.9	7.3	7.8

Adjusted income from continuing operations	24.8	21.6	94.1	78.0
Income (loss) from discontinued operations, net of income taxes	0.4	(0.4)	(1.1)	(1.7)

	$25.2	$21.2	$93.0	$76.3

Weighted average number of shares – basic	37.4	36.4	37.0	37.2
Add: Shares for conversion of convertible notes	4.7	5.3	5.0	5.3
Other share equivalents	0.7	0.8	0.8	0.8

Weighted average number of shares and equivalents – diluted	42.8	42.5	42.8	43.3

Earnings (loss) per share – basic:
Continuing operations	$0.62	$0.54	$2.34	$1.89
Discontinued operations	0.01	(0.01)	(0.03)	(0.05)

Net income	$0.63	$0.53	$2.31	$1.84

Earnings (loss) per share – diluted:
Continuing operations	$0.58	$0.51	$2.20	$1.80
Discontinued operations	0.01	(0.01)	(0.03)	(0.04)

Net income	$0.59	$0.50	$2.17	$1.76

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LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

LIFEPOINT HOSPITALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In millions

	December 31,	December 31,
	2004	2003
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$18.6	$20.6
Accounts receivable, less allowances for doubtful accounts of $103.6 and $111.7 at December 31, 2004 and December 31, 2003, respectively	112.0	101.4
Inventories	25.3	21.7
Assets held for sale	33.0	34.7
Income taxes receivable	7.5	7.4
Deferred income taxes and other current assets	31.4	19.5

	227.8	205.3
Property and equipment:
Land	20.5	18.5
Buildings and improvements	385.4	347.2
Equipment	342.0	315.7
Construction in progress	48.6	28.2

	796.5	709.6
Accumulated depreciation	(295.4)	(265.7)

	501.1	443.9
Deferred loan costs, net	4.9	7.0
Intangible assets, net	3.3	4.2
Other	5.8	—
Goodwill	144.4	138.6

	$887.3	$799.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29.5	$30.9
Accrued salaries	31.2	25.4
Liabilities held for sale	0.3	0.3
Other current liabilities	18.2	12.2

	79.2	68.8
Revolving credit facility	—	20.0
Convertible notes	221.0	250.0
Deferred income taxes	47.9	35.9
Professional and general liability claims and other liabilities	28.4	28.6
Minority interests in equity of consolidated entities	1.3	1.4
Stockholders’ equity:
Preferred stock	—	—
Common stock	0.4	0.4
Capital in excess of par value	332.6	301.7
Unearned ESOP compensation	(12.9)	(16.1)
Unearned compensation on nonvested stock	(4.5)	—
Retained earnings	222.8	137.2
Treasury stock	(28.9)	(28.9)

	509.5	394.3

	$887.3	$799.0

(1) Derived from audited financial statements.

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LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

LIFEPOINT HOSPITALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In millions

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Cash flows from continuing operating activities:
Net income	$23.4	$19.3	$85.7	$68.5
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Loss (income) from discontinued operations, net of income taxes	(0.4)	0.4	1.1	1.7
Depreciation and amortization	13.6	11.6	48.1	43.1
Debt retirement costs	—	—	1.5	—
ESOP expense	2.3	2.0	9.4	6.9
Minority interests in earnings of consolidated entities	0.3	0.2	1.0	0.7
Deferred income taxes	5.3	1.8	4.4	8.9
Reserve for professional and general liability claims, net	(2.3)	(0.9)	(0.2)	2.4
Tax benefit from employee stock plans	1.8	1.6	6.2	2.3
Increase (decrease) in cash from operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	3.2	(8.6)	(11.1)	(15.5)
Inventories and other current assets	(3.5)	(0.4)	(6.6)	(4.8)
Accounts payable and accrued expenses	(9.5)	(16.2)	6.6	(3.5)
Income taxes payable	(1.4)	1.6	(0.1)	(7.5)
Other	1.1	0.6	2.6	1.8

Net cash provided by continuing operating activities	33.9	13.0	148.6	105.0
Cash flows from continuing investing activities:
Purchase of property and equipment	(25.3)	(15.9)	(82.0)	(68.3)
Acquisitions, net of cash acquired	(2.7)	(0.2)	(30.5)	(16.5)
Other	(0.3)	(0.4)	(1.1)	0.6

Net cash used in continuing investing activities	(28.3)	(16.5)	(113.6)	(84.2)
Cash flows from continuing financing activities:
Repurchase of convertible notes	—	—	(29.9)	—
Repurchase of common stock	—	(17.7)	—	(45.7)
Borrowing under revolving credit facility	—	20.0	30.0	20.0
Repayment under revolving credit facility	—	—	(50.0)	—
Proceeds from exercise of stock options	2.5	2.4	10.2	3.7
Other	1.3	(0.1)	1.9	1.0

Net cash provided by (used in) continuing financing activities	3.8	4.6	(37.8)	(21.0)
Net cash provided by (used in) continuing operations	9.4	1.1	(2.8)	(0.2)
Net cash provided by (used in) discontinued operations	(0.1)	(0.6)	0.8	(2.2)

Change in cash and cash equivalents	9.3	0.5	(2.0)	(2.4)
Cash and cash equivalents at beginning of period	9.3	20.1	20.6	23.0

Cash and cash equivalents at end of period	$18.6	$20.6	$18.6	$20.6

Interest payments	$5.0	$5.8	$12.1	$12.4

Income taxes paid, net	$8.0	$6.6	$44.6	$41.4

LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

LIFEPOINT HOSPITALS, INC.
UNAUDITED STATISTICS

	Three Months Ended			Year Ended
	December 31,			December 31,
			%			%
	2004	2003	Change	2004	2003	Change
Continuing Operations: (1)
Number of hospitals at end of period	29	28	3.6%	29	28	3.6%
Licensed beds at end of period	2,688	2,681	0.3	2,688	2,681	0.3
Weighted average licensed beds	2,720	2,681	1.5	2,692	2,595	3.7
Average daily census	990	1,041	(4.9)	1,013	980	3.4
Average length of stay	4.0	4.0	—	4.0	4.0	—
Revenues ($ in millions)	$257.5	$229.2	12.4	$996.9	$875.6	13.9
Revenues per equivalent admission	$5,630	$4,946	13.8	$5,423	$4,991	8.7
Equivalent admissions (2)	45,744	46,338	(1.3)	183,819	175,439	4.8
Outpatient factor (2)	2.01	1.96	2.6	2.00	1.98	1.0
Outpatient surgeries	19,133	18,277	4.7	75,508	71,488	5.6
Inpatient surgeries	6,500	6,281	3.5	26,235	24,528	7.0
Emergency room visits	103,852	110,842	(6.3)	416,060	408,321	1.9
Admissions	22,769	23,722	(4.0)	91,772	88,695	3.5
Medicare case mix index	1.20	1.17	2.6	1.18	1.17	0.9
Outpatient revenues as a percentage of total revenues	52.3%	47.3%	N/M (3)	51.5%	50.4%	N/M (3)
Same-Hospital: (4)
Number of hospitals at end of period	27	27	—	27	27	—
Licensed beds at end of period	2,507	2,568	(2.4)	2,507	2,568	(2.4)
Weighted average licensed beds	2,539	2,568	(1.1)	2,638	2,567	2.8
Average daily census	946	1,014	(6.7)	981	973	0.8
Average length of stay	4.0	4.0	—	4.1	4.0	2.5
Revenues ($ in millions)	$241.0	$222.7	8.2	$951.7	$869.1	9.5
Revenues per equivalent admission	$5,641	$4,961	13.7	$5,436	$4,995	8.8
Equivalent admissions (2)	42,721	44,912	(4.9)	175,064	174,013	0.6
Outpatient factor (2)	1.98	1.94	2.1	1.98	1.98	—
Outpatient surgeries	17,582	17,610	(0.2)	71,077	70,821	0.4
Inpatient surgeries	6,063	6,115	(0.9)	25,030	24,362	2.7
Emergency room visits	95,763	107,289	(10.7)	392,422	404,768	(3.1)
Admissions	21,621	23,135	(6.5)	88,461	88,108	0.4
Medicare case mix index	1.19	1.16	2.6	1.18	1.17	0.9
Outpatient revenues as a percentage of total revenues	49.9%	47.0%	N/M (3)	50.2%	50.3%	N/M (3)

(1) Continuing operations excludes the operations of Bartow Memorial Hospital, which the Company plans to sell and is classified as held for sale.

(2) Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. Equivalent admissions is computed by multiplying admissions (inpatient volumes) by the outpatient factor (the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue). The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(3) Not meaningful.

(4) Same-hospital information excludes the operations of hospitals that the Company acquired after January 1, 2003, and Bartow Memorial Hospital, which the Company plans to sell and is classified as held for sale.

LPNT Announces Fourth Quarter and Year-End Results

February 9, 2005

LIFEPOINT HOSPITALS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
Dollars in millions

Adjusted EBITDA is defined as earnings before depreciation and amortization, interest expense, debt retirement costs, ESOP expense, minority interests in earnings of consolidated entities, income taxes and discontinued operations. Our management uses adjusted EBITDA to evaluate our operating performance and as a measure of performance for incentive compensation purposes. Our revolving credit facility uses adjusted EBITDA for numerous financial covenants. We believe adjusted EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. In addition, multiples of current or projected adjusted EBITDA are used to estimate current or prospective enterprise value. Adjusted EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because adjusted EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is susceptible to varying calculations, adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2004		2003		2004		2003
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Revenues	$257.5	100.0%	$229.2	100.0%	$996.9	100.0%	$875.6	100.0%
Salaries and benefits	102.7	39.9	90.1	39.3	399.4	40.1	352.3	40.2
Supplies	33.7	13.1	30.9	13.5	129.1	12.9	114.2	13.0
Other operating expenses	42.9	16.6	39.3	17.1	166.8	16.7	155.4	17.8
Provision for doubtful accounts	22.2	8.6	20.8	9.1	86.2	8.7	74.1	8.5

Adjusted EBITDA	$56.0	21.8%	$48.1	21.0%	$215.4	21.6%	$179.6	20.5%

The following table reconciles adjusted EBITDA as presented above to net income as reflected in the unaudited consolidated statements of operations:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Adjusted EBITDA	$56.0	$48.1	$215.4	$179.6
Less:
Depreciation and amortization	13.6	11.6	48.1	43.1
Interest expense, net	2.9	2.9	12.6	12.8
Debt retirement costs	—	—	1.5	—
ESOP expense	2.3	2.0	9.4	6.9
Minority interests in earnings of consolidated entities	0.3	0.2	1.0	0.7
Provision for income taxes	13.9	11.7	56.0	45.9
Loss (income) from discontinued operations, net of income taxes	(0.4)	0.4	1.1	1.7

Net income	$23.4	$19.3	$85.7	$68.5

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